As filed with the Securities and Exchange Commission on March 26, 2004 Reg. No.
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
___________________________________
WARNING MODEL MANAGEMENT INC.
( Exact name of registrant as specified in its charter)

New York	13-3865655

(State or other jurisdiction of	(I.R.S. Employer

incorporation or organization)	identification No.)

9440 Santa Monica Boulevard, Suite 400
Beverly Hills, CA 90210
(310) 860-9969
(Address of principal executive offices)
________________________________________________
AMENDED CONSULTING AND LEGAL SERVICES PLAN
(Full title of plan)
________________________________

Brian Bonar
9440 Santa Monica Boulevard, Suite 400
Beverly Hills, CA 90210
(Name and address of agent for service)
(310) 860-9969
(Telephone number, including area code of agent for service)

Copy to:
Naccarato & Associates
19600 Fairchild, Suite 260
Irvine, CA 92612
(949) 851-9261

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be Registered	Proposed maximum offering price per share (1)	Proposed maximum Aggregate offering Price	Amount of Registration fee

Common Stock ($.001 par value)	50,000,000.01		$500,000	$63.35

(1) Estimated solely for the purpose of determining the amount of registration fee and pursuant to Rules 457(c) and 457(h) of the General Rules and Regulations under the Securities Act of 1993, based upon the upon the average of the bid and asked prices per share of the registrant’s common stock reported by the OTC Nasdaq Stock Market on March 24, 2004.

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PART I

INFORMATION REQUIRED IN THIS SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*Information required by Part 1 to be contained in the Section 10(a) prospectus is omitted from the registration statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by Warning Model Management, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated by reference herein:

    (a) the Company’s annual report on Form 10-KSB filed April 10, 2003 and Form 10-KSB/A filed August 1, 2003 for the fiscal year ended December 31, 2002 filed pursuant to Section 13 of the Exchange Act, file number 000-27219;

    (b) all other reports filed by the Company pursuant to Section 13(a) or Section 15 (d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 2002 through the date hereof;

    (c) the description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 10-SB dated September 1, 1999, filed pursuant to Section 12(a) or 15(d) of the Exchange Act, including any amendment or report filed for the purpose of updating the description.

    (d) any document filed by the Company with the Commission pursuant to Sections 13(a), 13( c), 14 or 15(d) of the Exchange Act subsequent to the date hereof, but prior to the filing of a post-effective amendment to this Registration Statement which Indicates that all shares of Common Stock registered hereunder have been sold or that deregisters all such shares of common Stock then remaining unsold, such documents being deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities

    Not applicable.

Item 5. Interests of Named Experts and Counsel

1. The financial statements incorporated in this registration statement by reference to the Company's Annual Report on Form 10-KSB and Form 10-KSB/A for the year ended December 31, 2002 have been incorporated in reliance on the report of Pohl, McNabola, Berg & Company LLP., on the authority of that firm as experts in auditing and accounting. The auditor named in this prospectus as having prepared or certified any part of it was not employed on a contingency basis, or had, or is to receive, in connection with the offering, an interest in the Company or any of its parents or subsidiaries. Nor were they connected with the Company or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

2. The legality of the shares of Common Stock offered hereby has been passed upon for the Company by Naccarato & Associates.

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Item 6. Indemnification of Directors and Officers

Section 722 of the New York Business Corporation Law (the "NYBCL") permits, in general, a New York corporation to indemnify any person made, or threatened to be made, a party to an action or proceeding by reason of the fact that he or she was a director or officer of the corporation, or served another entity in any capacity at the request of the corporation, against any judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such person acted in good faith, for a purpose he or she reasonably believed to be in, or, in the case of service for another entity, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition had no reasonable cause to believe that his or her conduct was unlawful. Section 723 of the NYBCL permits the corporation to pay in advance of a final disposition of such action or preceeding the expenses incurred in defending such action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount as, and to the extent, required by statute. Section 721 of the NYBCL provides that indemnification and advancement of expense provisions contained in the NYBCL shall not be deemed exclusive of any rights to which a director or officer seeking indemnification or advancement of expenses may be entitled, provided no indemnification may be made on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active or deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

Our Certificate of Incorporation provides in summary, the corporation shall, to the fullest extent permitted by Article 7 of the New York Business Corporation Law, indemnify any and all persons whom it shall have power to indemnify, and the indemnification provided shall not be deemed exclusive of any other rights to which any person may be entitled under any By-Law, resolution of shareholders, resolution of directors, agreement, or otherwise, as permitted by this Article, as to action in any capacity in which he served at the request of the corporation.

Item 7. Exemption from Registration Claimed

    Not applicable.

Item 8. Exhibits

    The Exhibits to this registration statement are listed in the index to Exhibits on page 12.

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

    (1) To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i) To include any prospectus required by Section 10(a)(3) of the securities Act 1933:

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        (ii)To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement:

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however , that paragraph (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraph is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15 (d) of the Exchange Act that are incorporated by reference in this Registration Statement.

    (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendments shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by mean of a post-effective amendment any of the securities being registered hereunder that remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the company’s annual report pursuant to Section 13 (a) or Section 15 (d) of the Securities and Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the above-described provisions or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beverly Hills, State of California on March 26, 2004.
Warning Model Management, Inc.
By /s/ Brian Bonar
Brian Bonar, Chief Executive Officer

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INDEX TO EXHIBITS

Exhibit NO.	Description	Sequentially Numbered Pages

5.1     Opinion of Naccarato & Associates
10.01             Amended Consulting and Legal Services Plan
23.1               Consent of Pohl, McNabola, Berg & Company LLP, Independent Auditors
23.2               Consent of Naccarato & Associates (filed as part of Exhibit 5.1)

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